UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 25, 2014

JACKSONVILLE BANCORP, INC.
 (Exact name of registrant as specified in its charter)

Florida	000-30248	59-3472981
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 North Laura Street, Suite 1000
Jacksonville, FL	32202
(Address of principal executive offices)	(Zip Code)

(904) 421-3040
 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2014, Charles F. Spencer gave notice of his retirement from the boards of directors of Jacksonville Bancorp, Inc. (the “Company”) and The Jacksonville Bank, its wholly owned subsidiary, located in Jacksonville, Florida, to be effective on April 22, 2014.  As a result, Mr. Spencer will not stand for re-election to the Company’s board of directors (the “Board’) at the Company’s 2014 Annual Meeting of Shareholders.  Mr. Spencer serves as a member of the Nominating and Corporate Governance Committee of the Board.

Item 5.03	Amendment to Articles or Bylaws; Change in Fiscal Year.

On February 25, 2014, the Board adopted Amended and Restated Bylaws for the Company, to be effective immediately.  The principal changes reflected in the Amended and Restated Bylaws (i) provide that the Chairman of the Board, if provided by resolution of the Board, shall be an ex-officio member of all committees of the Board, (ii) clarify the quorum requirements for committee meetings,  and (iii) allow committee members present at a committee meeting, in the absence or disqualification of a member of the committee, to unanimously appoint another director to act at the meeting in place of the absent or disqualified member.  The changes are reflected in Article III, Section 13 and Article IV, Section 5 of the Amended and Restated Bylaws.

The preceding description is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which has been filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Jacksonville Bancorp, Inc., effective February 25, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACKSONVILLE BANCORP, INC.

By:	/s/ Valerie A. Kendall
Name: Valerie A. Kendall
Title: Executive Vice President and Chief Financial Officer

Date:  February 25, 2014

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Jacksonville Bancorp, Inc., effective February 25, 2014